Exhibit 99.1
Investor Contact: Larry P. Kromidas
618-258-3206

  News
Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES ACCOUNTS RECEIVABLE SECURITIZATION TRANSACTION

CLAYTON, MO, July 25, 2007 – Olin Corporation (NYSE: OLN) announced today that it and certain of its subsidiaries have entered into an accounts receivable purchase program with various investors and investor agents and Citicorp North America, Inc. as program agent.  Under the program the Company and certain of its subsidiaries will sell or contribute certain accounts receivable to a special purpose entity, Olin Funding Company LLC, controlled by the Company.  Olin Funding Company LLC will in turn sell undivided percentage interests in those accounts receivable to the investors in exchange for cash and other consideration of up to $250,000,000 outstanding from time to time.  Unless earlier terminated or subsequently extended pursuant to its terms, the receivables purchase program will expire on July 18, 2012.

The proceeds of the receivables purchase program will be used principally to support Olin’s acquisition of Pioneer Companies, Inc. which was announced on May 21, 2007 and, to the extent available, for general corporate purposes.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments:  Chlor Alkali Products, Metals, and Winchester.  Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid, hydrogen, potassium hydroxide and bleach products.  Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts, and stainless steel and aluminum strip.  Winchester products include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

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